Exhibit 10.23

CHANGE OF CONTROL POLICY

OF

VANTAGE DRILLING COMPANY

(Effective as of November 29, 2010)

TABLE OF CONTENTS

1.	PURPOSES	1

2.	DEFINITIONS	1
	Accounting Firm	1
	Affiliate	1
	Base Salary	1
	Board	1
	Business Combination	1
	Business Day	1
	Cause	2
	Change of Control	2
	Code	4
	Common Stock	4
	Company	4
	Company Group	4
	Date of Termination	4
	Designated Beneficiary	5
	Director of People	5
	Dispute	5
	Disability	5
	Employment Agreement	6
	Effective Date	6
	Expatriate Employee	6
	Exchange Act	6
	Executive Officer	6
	Non-Executive Officer/VP	6
	Office Director	7
	Manager	7
	Good Reason	7
	Incentive Award	8
	Net After-Tax Benefit	9
	Notice	9
	Notice of Termination	9
	Participant	9
	Performance Bonus	9
	Person	9
	Protected Period	10
	Release	10
	Severance Payment Event	10
	Subsidiary	10
	Surviving or Successor Entity	10
	Target Bonus Amount	10
	Voting Securities	11

i

3.	ELIGIBILITY	11

4.	PAYMENTS UPON TERMINATION OF EMPLOYMENT	11
	(a) Severance Payment	11
	(b) Accelerated Vesting of Incentive Awards	12
	(c) Outplacement Assistance	12

5.	RELEASE	13

6.	TAX WITHHOLDING	13

7.	PARACHUTE PAYMENT	14

8.	REIMBURSEMENT OF EXPENSES	15

9.	SCOPE OF POLICY	15

10.	SUCCESSORS; BINDING AGREEMENT	16

11.	NOTICE	16

12.	NO MITIGATION	16

13.	RESOLUTION OF DISPUTES AND COSTS	17

14.	SURVIVAL	18

15.	GOVERNING LAW; VALIDITY	18

16.	REVIEW, AMENDMENT, AND TERMINATION	18

17.	INTERPRETATION AND ADMINISTRATION	18

18.	CLAIMS AND APPEALS	19

19.	TYPE OF POLICY	19

20.	NO DUPLICATION OF BENEFITS	20

21.	NONASSIGNABILITY	20

22.	INTERPRETIVE MATTERS	20

23.	CODE SECTION 409A	21

24.	ADOPTING EMPLOYER	22

25.	NO EXCLUSIVITY	22

26.	SEVERABILITY AND REFORMATION	22

27.	EFFECTIVE DATE	22

Exhibit A		23

Exhibit B		30

ii

This Change of Control Policy (this “Policy”) was adopted by the Compensation and Benefits Committee (the “Committee”) of the Board of Directors (the “Board”) of Vantage Drilling Company (the “Company”) on November 29, 2010 and shall be effective as of that date.

1.	PURPOSES:

(a)	It is in the best interest of the Company and its Subsidiaries to create incentives designed to motivate employees to put forth maximum effort toward the success and growth of the Company and to enable the Company to attract and retain experienced individuals able to make important contributions to the Company’s success.

(b)	To attract and retain such individuals, it is important that the Company provide a stable and secure working environment for employees during periods of uncertainty, particularly when the Company may be contemplating significant transactions or when speculation exists that such transactions may occur that would result in a Change of Control.

(c)	The Company’s failure to provide a stable and secure working environment for employees may result in employees seeking employment opportunities elsewhere, including at competitors of the Company; and the loss of such employees would impair the Company’s performance and its ability to operate.

2.	DEFINITIONS: In this Policy, the following terms have the respective meanings:

(a)	“Accounting Firm” means a nationally-recognized, independent certified public accounting firm selected by the Company, provided that the firm selected must be within the top 100 in the United States based on annual revenues for CPA firms in the preceding year.

(b)	“Affiliate” has the meaning ascribed to such term in Rule 12b-2 under the Exchange Act.

(c)	“Base Salary” means, with respect to each Participant, his or her highest annual rate of base salary (excluding any bonus or incentive compensation) from the Company or any Subsidiary during the 12-month period immediately preceding the Participant’s Date of Termination.

(d)	“Board” means the then-current Board of Directors of the Company.

(e)	“Business Combination” means any merger, consolidation, statutory share exchange, reorganization, sale of all or substantially all of the Company’s assets, or similar form of business transaction involving the Company that requires the approval of the Company’s shareholders.

(f)	“Business Day” means any day other than Saturday, Sunday, or other day on which commercial banks in Houston, Texas, are authorized or required by law to be closed.

(g)	“Cause” means, for each Participant, such term as defined in his or her Employment Agreement or, if “Cause” is not defined in such Employment Agreement or there is no Employment Agreement, any one or more of the following:

(i)	Material dishonesty, which is not the result of an inadvertent or innocent mistake, of the Participant with respect to the Company or any Subsidiary;

(ii)	Willful misfeasance or nonfeasance of duty by the Participant intended to injure or having the effect of injuring in some material fashion the reputation, business, or business relationships of the Company or any Subsidiary or any of their respective officers, directors, or employees;

(iii)	Material violation by the Participant of any material term of his or her Employment Agreement;

(iv)	Conviction of the Participant of any felony, any crime involving moral turpitude or any crime (other than a vehicular offense) which could reflect in some material fashion unfavorably upon the Company or any Subsidiary; or

(v)	The Participant’s (A) failure to perform any of his or her fiduciary duties to the Company or any Subsidiary, (B) failure to make full disclosure to the Company or any Subsidiary of all business opportunities pertaining to their business, (C) acting for his or her own benefit concerning the subject matter of his or her fiduciary relationship with the Company or any Subsidiary, or (D) taking any action which he or she knows would not comply with the law as applicable to his or her employment, including the United States Foreign Corrupt Practices Act.

No act or failure to act by the Participant shall be considered “willful” if such act is done by the Participant in the good faith belief that such act is or was to be beneficial to the Company or one or more of its Affiliates, or such failure to act is due to the Participant’s good faith belief that such action would be materially harmful to the Company or its Affiliate. Participant cannot be terminated for Cause unless and until there has been delivered to Participant a written Notice of Termination.

(h)	“Change of Control” means a change of control of the Company which results from the occurrence of any one or more of the following events:

(i)

The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company or any Subsidiary, (B) any acquisition by the Company or any Subsidiary or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, or (C) any acquisition by any corporation pursuant to a reorganization, merger, consolidation or similar business combination involving the Company (a “Merger”), if, following such Merger, the conditions described in subsection (iii) (below) are satisfied;

(ii)	A reverse merger involving the Company or the parent of the Company (as defined in Code Section 424(e) or an equivalent non-corporate entity, “Parent”), in which the Company or the Parent, as the case may be, is the surviving corporation but the shares of common stock of the Company or the Parent outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, and the shareholders of the Parent immediately prior to the completion of such transaction hold, directly or indirectly, less than fifty percent (50%) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of the surviving entity or, if more than one entity survives the transaction, the controlling entity;

(iii)	Individuals who, as of the Effective Date, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iv)

The effective date of a Merger, unless immediately following such Merger, (A) substantially all of the holders of the Outstanding Company Voting Securities immediately prior to Merger beneficially own, directly or indirectly, more than fifty percent (50%) of the common stock of the corporation resulting from such Merger (or its parent corporation) in substantially the same proportions as their ownership of Outstanding Company Voting Securities immediately prior to such Merger, and (B) at least a majority of the members of the board of directors of the corporation resulting from such Merger (or its parent corporation) were members of the Incumbent Board at the time of the execution of the initial agreement providing for such Merger;

(v)	The sale or other disposition of all or substantially all of the assets of the Company, unless immediately following such sale or other disposition, (A) substantially all of the holders of the Outstanding Company Voting Securities immediately prior to the consummation of such sale or other disposition beneficially own, directly or indirectly, more than fifty percent (50%) of the common stock of the corporation acquiring such assets in substantially the same proportions as their ownership of Outstanding Company Voting Securities immediately prior to the consummation of such sale or disposition, and (B) at least a majority of the members of the board of directors of such corporation (or its parent corporation) were members of the Incumbent Board at the time of execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Company; or

(vi)	The adoption of any plan or proposal for the liquidation or dissolution of the Company.

Notwithstanding the foregoing provisions of this definition of Change of Control, to the extent that any payment (or acceleration of payment) hereunder is (A) considered to be deferred compensation that is subject to, and not exempt under, Code Section 409A, and (B) payable due to the Change of Control, then the term Change of Control hereunder shall be construed to have the meaning as set forth in Code Section 409A with respect to the payment (or acceleration of payment) of such deferred compensation, but only to the extent inconsistent with the foregoing provisions of the Change of Control definition as determined by the Incumbent Board.

(i)	“Code” means the United States Internal Revenue Code of 1986, as amended, or any successor statute. A reference in this Policy to any section of the Code includes any amendment or successor provision to such section and any Treasury Regulations promulgated under such section.

(j)	“Common Stock” means the ordinary shares, $.001 par value per share, of the Company.

(k)	“Company” means Vantage Drilling Company, a Cayman Islands corporation.

(l)	“Company Group” means the Company and all Subsidiaries considered together or as a group.

(m)	“Date of Termination” means, with respect to each Participant, the date on which the Participant’s employment with the Company Group terminates, which shall be:

(i)	if the Participant’s employment is terminated by the Company or any Subsidiary without Cause, in accordance with the applicable provisions of the Participant’s Employment Agreement (if any such provision applies), the date on which the Notice of Termination is given by the Company or the Subsidiary or a later date stated in such Notice of Termination; or

(ii)	if the Participant terminates his or her employment for Good Reason, in accordance with (A) the applicable provisions of the Participant’s Employment Agreement or (B) if no such provision applies with respect to the Employment Agreement, then under the definition of Good Reason as set out in this Policy, the date on which the Notice of Termination for Good Reason is given by the Participant or a later date specified in such Notice of Termination.

Notwithstanding the foregoing, unless mutually agreed in writing by the Company and the Participant, in no event shall the Date of Termination occur unless and until the Participant experiences, and the Company and the Participant shall take all steps necessary (including with regard to any post-termination services provided by the Participant) to ensure that any termination constitutes, a “separation from service” within the meaning of Code Section 409A. Notwithstanding anything contained herein to the contrary, the date on which such a “separation from service” takes place shall be the “Date of Termination” with respect to any payment of deferred compensation hereunder that is subject to, and not exempt from or excepted under, Code Section 409A.

(n)	“Designated Beneficiary” means the Participant’s surviving spouse, if any. If there is no such surviving spouse at the time of Participant’s death, then the Designated Beneficiary hereunder shall be Participant’s estate.

(o)	“Director of People” means the Company’s chief human resources officer as then serving in such capacity.

(p)	“Dispute” means any dispute, disagreement, claim, controversy or cause of action arising in connection with or relating to this Policy, or to the validity, interpretation, performance, breach, or termination of this Policy, including, without limitation, with respect to the Release.

(q)	“Disability” means with respect to each Participant:

(i)	the Participant’s being the subject of a currently effective legal decree or order of incompetency;

(ii)	if the Company Group then maintains a long-term disability plan for its employees (a “Disability Plan”), the Participant’s being “disabled” (or the equivalent) or qualifying for income replacement benefits because of a “disability” (or the equivalent) under the Disability Plan; or

(iii)	if the Company Group does not then maintain a Disability Plan, or if the Disability Plan does not then cover Participant for whatever reason, the written determination by an independent, qualified physician selected by the Committee that, based on medically available reliable information, the Participant is unable, because of a medically determinable disease, injury, or other physical or mental disability, substantially to perform, with or without reasonable accommodation, the material duties, responsibilities, authority, or functions of his position with the Company or any Subsidiary and that such inability has lasted, or is reasonably expected to last, for at least 120 consecutive days or for at least 120 days within any consecutive 180-day period.

For the determination of any physical or mental illness or disability for purposes of this Policy, the Participant shall (A) furnish such medical information as may reasonably be requested by the determining physician, (B) submit to any examinations that may be reasonably required or requested by the determining physician, and (C) waive any applicable physician-patient privilege that may arise because of such examinations and consent to the release of personal health information to the Company (or its delegate) on such form as is provided or approved by the Company for such purpose.

(r)	“Employment Agreement” means, with respect to each Participant, a written employment agreement between the Participant and the Company or a Subsidiary as in effect at the relevant time, as such employment agreement may be amended or supplemented from time to time; provided, however, if there is no such Employment Agreement in at the relevant time for a Participant, then any reference in this Policy to an Employment Agreement shall be disregarded and thus have no force or effect for purposes of this Policy with respect to such Participant.

(s)	“Effective Date” means the effective date of this Policy as set out in Section 27.

(t)	“Expatriate Employee” means any employee of the Company Group who was, immediately before a Change of Control, considered by the Company or any Subsidiary as an expatriate employee under an Employment Agreement or under any policy of the Company Group regarding expatriate employees.

(u)	“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, or any successor statute.

(v)	“Executive Officer” means a Participant who was, immediately before a Change of Control, the Chief Executive Officer, the Chief Operating Officer, or the Chief Financial Officer of the Company.

(w)	“Non-Executive Officer/VP” means a Participant who, immediately before a Change of Control, held the sub-grouping title of a “Non-Executive Officer/VP” of the Company or a Subsidiary, as designated by the Director of People.

(x)	“Office Director” means a Participant who, immediately before a Change of Control, held the employment sub-grouping title of “Office Director” in the Company or a Subsidiary, as designated by the Director of People.

(y)	“Manager” means a Participant who, immediately before a Change of Control, held the employment sub-grouping title of “Manager” or “Specialist” in the Company or a Subsidiary, as designated by the Director of People.

(z)	“Good Reason” means, with respect to any Participant, the occurrence of any one or more of the following events which first occurs during the Protected Period, except as a result of actions taken in connection with termination of the Participant’s employment for Cause or Disability, and without Participant’s specific written consent:

(i)	The assignment to the Participant of any duties that are inconsistent, in any material respect, with the Participant’s position, which in this definition includes status, reporting relationship to the Board or corporate executives, office, title, scope of responsibility over corporate level staff or operations functions, or responsibilities as an officer or employee of the Company, or any other material diminution in the Participant’s position, authority, duties, or responsibilities, other than, in any case or circumstance, an isolated and inadvertent action not taken in bad faith that is remedied by the Company within ten (10) Business Days after Notice thereof to the Company by the Participant;

(ii)	The Company requires the Participant to be based at any office or location farther than forty (40) miles from the Participant’s principal office location immediately before the Protected Period, except (A) for required business travel to the extent not substantially greater than the Participant’s travel obligations immediately before the Change of Control or (B) with respect to any Participant who is an expatriate resident of a country during the Protected Period and whose employment position was therefore globally mobile immediately before the Protected Period, as determined in good faith by the Director of People based on employment records;

(iii)	If the Participant’s principal office location is the Company’s executive offices located in Houston, Texas, a relocation exceeding a distance of fifty (50) miles from the Company’s current executive office location in Houston, Texas, except (A) for required business travel to the extent not substantially greater than the Participant’s travel obligations immediately before the Change of Control or (B) with respect to any Participant who is an expatriate resident of a country during the Protected Period and whose employment position was therefore globally mobile immediately before the Protected Period, as determined in good faith by the Director of People based on employment records;

(iv)	A diminution in the Participant’s Base Salary or annual target bonus opportunity of more than five percent (5%) from the highest amount in effect at any time during the Protected Period; or

(v)	Any failure by the Company to obtain an assumption of this Policy by its successor in interest pursuant to Section 10, or any action or inaction that constitutes a material breach by the Company of this Policy or any Employment Agreement.

Notwithstanding the foregoing definition of “Good Reason”, the Participant cannot terminate his employment hereunder for Good Reason unless the Participant (1) first notifies the Board in writing of the event (or events) which the Participant believes constitutes a Good Reason event (above) within sixty (60) calendar days from the first occurrence date of such event, and (2) provides the Company with at least thirty (30) calendar days to cure, correct or mitigate the Good Reason event so that it either (A) does not constitute a Good Reason event hereunder or (B) Participant specifically agrees, in writing, that after any such modification or accommodation made by the Company, such event does not constitute a Good Reason event hereunder.

The Participant’s mental or physical incapacity following the occurrence of any Good Reason event (above) shall not affect the Participant’s ability to terminate employment for Good Reason, and the Participant’s death following delivery of a Notice of Termination for Good Reason shall not affect the Designated Beneficiary’s entitlement to any benefits provided hereunder upon a termination of employment for Good Reason. Notwithstanding anything herein to the contrary, the Participant’s resignation under this Agreement, with or without Good Reason, shall not affect the Participant’s ability to terminate employment by reason of the Participant’s retirement or to be eligible to receive benefits under any retirement plan of the Company and its Affiliates.

This definition of “Good Reason” is intended to comply with the requirements for such a definition under Code Section 409A, but only to the extent that Section 409A is applicable to the payment or benefit being provided under the Policy and, in that case only, the definition shall be interpreted in a manner that is consistent with such intent under Section 409A.

Notwithstanding the foregoing, (A) termination for “Good Reason” shall exist with respect to any such Good Reason event (above) only if (1) the Participant gives a Notice of Termination to the Company within 180 days after the end of the applicable cure period (above); and (2) in no event shall a termination by the Participant occurring more than one year following the date of the initial occurrence or existence of the Good Reason event (above) be a termination for Good Reason that is due to such event.

(aa)	“Incentive Award” means a stock option, stock appreciation right, restricted stock award, restricted stock unit award, or other equity-type award under any plan or agreement in which the Participant has, or will (by the passage of time only and not based on the Participant’s performance) have, an interest in the capital stock of the Company or a Subsidiary, or a right to obtain capital stock or an interest in capital stock of the Company or a Subsidiary.

(bb)	“Net After-Tax Benefit” means (i) the Total Payments that a Participant becomes entitled to receive from the Company or a Subsidiary which would constitute “parachute payments” within the meaning of Section 280G of the Code, less (ii) the amount of all United States federal, state and local income and employment taxes payable with respect to the Total Payments, calculated at the maximum applicable marginal income tax rate, less (iii) the amount of excise taxes imposed with respect to the Total Payments under Section 4999 of the Code. The determination of whether a payment or benefit constitutes a “parachute payment” shall be made either by tax counsel or an Accounting Firm, as selected by the Company.

(cc)	“Notice” means a written communication complying with Section 11 of this Policy (“Notify” has the correlative meaning).

(dd)	“Notice of Termination” means a written Notice which (i) indicates the specific termination provision in the Policy or Employment Agreement that is being relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated, and (iii) if the Date of Termination is other than the date of receipt of such Notice, specifies the termination date (which date shall be not more than 30 days after the giving of such Notice). Any termination of Participant by the Company for Cause, or by the Participant for Good Reason, shall be communicated by Notice of Termination to the other party. The failure by the Participant or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of the Participant or the Company, respectively, hereunder, or preclude the Participant or the Company, respectively, from asserting such fact or circumstance in enforcing the Participant’s or the Company’s rights hereunder.

(ee)	“Participant” means any employee of the Company Group who is an (i) Executive Officer, Non-Executive Officer/VP, Office Director, or Manager, and (ii) is covered under the Policy pursuant to Section 3.

(ff)	“Performance Bonus” means, for each Participant, a performance-based annual cash bonus that the Participant may earn from the Company or a Subsidiary, as determined or approved by the Committee.

(gg)	“Person” means any individual, firm, corporation, partnership, limited liability company, trust, or other entity, including any successor (by merger or otherwise) of such entity, except for purposes of the definition of Change of Control herein which uses a definition of “Person” under the Exchange Act.

(hh)	“Protected Period” means, with respect to any Participant, the period of time beginning on the date that is six (6) months immediately preceding a Change of Control and ending twenty-four (24) months after the month containing the Change of Control.

(ii)	“Release” means a General Release Agreement, as prepared by the Company, in substantially the form attached as Exhibit A to this Policy.

(jj)	“Severance Payment Event” means the termination of the Participant’s employment with the Company Group that results in a payment becoming due under Section 4. Any termination of Participant’s employment that does not occur within the Protected Period shall not be considered a Severance Payment Event. Moreover, any transfer of the Participant’s employment from the Company to an Affiliate, from an Affiliate to the Company, or from one Affiliate to another Affiliate, is not a termination of the Participant’s employment by the Company for purposes of this Policy (though any such transfer might, depending on the circumstances, constitute or result in a termination of employment by the Participant for Good Reason).

(kk)	“Subsidiary” means each of Vantage International Management Company PTE Ltd, Vantage International Payroll Company, and Vantage Energy Services, Inc. In addition, the term “Subsidiary” hereunder shall include any corporation or other entity in which the Company, directly or indirectly, (i) owns at least 50% of the total combined voting power of the then outstanding securities or interests of such entity entitled to vote generally in the election of directors or members of any similar governing body or (ii) has the right to receive at least 50% of the net profits, or 50% of the assets upon dissolution, liquidation, or other termination, of the entity.

(ll)	“Surviving or Successor Entity” means a corporation or other entity, other than the Company, that survives or results from a Business Combination with direct or indirect ownership or control of all or substantially all of the business and assets of the Company.

(mm)	“Target Bonus Amount” means, for each Participant, the amount equal to the annual average of the Performance Bonus(es) for a fiscal year of the Company paid or payable to the Participant by the Company and any Affiliate for each of the three fiscal years of the Company that immediately precede the fiscal year in which the Change of Control occurs, but not less than the greater of (i) Participant’s highest annual target bonus during any of such three preceding fiscal years or (ii) the Participant’s targeted bonus(es) for the fiscal year in which the Change of Control occurs. A bonus earned for a fiscal year may be paid in the year following the fiscal year for which the bonus was earned but shall be counted for purposes of this definition in the year for which the bonus was earned.

(nn)	“Voting Securities” means securities or other interests having by their terms ordinary voting power to elect members of the board of directors of a corporation or individuals serving similar functions for a noncorporate entity.

3.	ELIGIBILITY: Each Executive Officer is automatically covered under this Policy. Each Non-Executive Officer/VP, Office Director and Manager who is employed on the Effective Date and listed on Exhibit B hereto is covered under this Policy as of the Effective Date. After the Effective Date, any Executive Officer, Non-Executive Officer/VP, Office Director and Manager will be automatically covered under this Policy when hired in such capacity as designated by the Director of People. For purposes of clarity, any employee in the Company Group (except any Executive Officer) who is employed on the Effective Date shall not be covered under the Policy if not listed on Exhibit B as of the Effective Date. Any such employee could be later designated as being employed in a covered employment capacity after the Effective Date if so designated by the Director of People and recorded, in writing, in the employment records of the Company. After the Effective Date, an employee who is hired as a Non-Executive Officer/VP, Office Director or Manager, as designated by the Director of People in the Company’s employment records, shall be covered under this Policy without regard to Exhibit B (which only lists the covered employees who are covered Non-Executive Officer/VPs, Office Directors or Managers as of the Effective Date).

Either the Committee or the Board, in its discretion, may terminate the participation under this Policy of any Participant at any time; provided, however, a Participant’s participation in, and coverage under, this Policy cannot be terminated during the Protected Period without the Participant’s express written consent.

4.	PAYMENTS UPON TERMINATION OF EMPLOYMENT: If (a) a Participant’s employment with the Company Group is terminated either (i) by the Company or a Subsidiary without Cause, but not because of the Participant’s Disability or death, or (ii) by the Participant for Good Reason, (b) the Participant’s Date of Termination is during the Protected Period, and (c) the Participant executes and delivers to the Company a Release, then the Company or a Subsidiary will pay to the Participant, in a lump sum on the 60th day after the Date of Termination (or if such day is not a Business Day, the next Business Day), but only if the executed Release has been delivered to the Company and has become irrevocable by that time, a cash payment in an amount equal to the sum of:

(a)	Severance Payment. If the Participant was, immediately before the Date of Termination (or before any event constituting Good Reason), in one of the following employment categories (as defined in Section 2 of this Policy), the Severance Payment shall be computed as follows:

(i)	For an “Executive Officer”, the sum of the Participant’s Base Salary plus the Participant’s Target Bonus Amount multiplied by three (3);

(ii)	For a “Non-Executive Officer/VP”, the sum of the Participant’s Base Salary plus the Participant’s Target Bonus Amount multiplied by two (2);

(iii)	For an “Office Director”, the sum of the Participant’s Base Salary plus the Participant’s Target Bonus Amount; or

(iv)	For a Participant who is an employee with the title of “Manager”, the sum of the Participant’s Base Salary plus the Participant’s Target Bonus Amount multiplied by 0.50 (50%); provided, however, if the employee is a “National Resident” of the country in which he is primarily employed by the Company or a Subsidiary (other than in the United States), as so designated by the Director of People, each such National Resident employee is not covered under this Policy in any respect even though designated with a title of “Manager”, and such employee is not a Participant and thus not entitled to receive any benefits hereunder.

Notwithstanding anything in this Policy to the contrary, if: (a) a Change of Control occurred and the Participant’s employment with the Company was (1) terminated by the Company without Cause or (2) terminated by the Participant for Good Reason, within the six-month period immediately prior to the date on which the Change of Control occurred, which Change of Control is a “change of control event” within the meaning of Code Section 409A, and (b) it is reasonably demonstrated by the Participant that such termination of employment (1) was at the request of a third party who has taken steps reasonably calculated to effect such Change of Control or (2) otherwise arose in connection with or anticipation of such Change of Control, then such a termination of employment shall be defined herein as an “Anticipatory Termination” for purposes of this Policy and be a Severance Payment Event hereunder. In the event of an Anticipatory Termination, any payments or other benefits that are deferred compensation subject to, and not exempted under, Section 409A that the Company is required to make pursuant to Section 4 shall be paid within ten (10) Business Days following the date of the Change of Control, and any other payments or benefits hereunder that are not deferred compensation subject to Section 409A shall be paid or commence as of the Business Day immediately following the Change of Control.

(b)	Accelerated Vesting of Incentive Awards. Notwithstanding any provision of this Policy to the contrary, in (i) the award agreement for the Incentive Award or (ii) the plan under which the Incentive Award was granted, with respect to a Participant, each outstanding Incentive Award held by the Participant immediately before the Severance Payment Event and not yet exercised or forfeited (as the case may be) will automatically accelerate and become fully vested, exercisable, and nonforfeitable upon the Severance Payment Event (to the extent the Incentive Award was not already fully vested and exercisable at such time), to the same extent as though all requisite time had passed to fully vest the Incentive Award or cause it to become exercisable or nonforfeitable.

(c)

Outplacement Assistance. The Company shall provide Participant with outplacement services during the twelve (12) month period following the Date of Termination in an aggregate amount not to exceed $20,000. The Company shall establish reasonable procedures for the designation, review and approval of outplacement services, as well as for the payment or reimbursement of the charges for such services. All requests for payment or reimbursement of outplacement services must be submitted to the Company within eighteen (18) months following the Date of Termination and, upon receipt and approval, will be paid or reimbursed by the Company within thirty (30) Business Days thereafter.

Notwithstanding the foregoing provisions of this Section 4, if a Participant receives or is entitled to receive any severance payment or other severance benefit under an Employment Agreement or any other agreement with, or policy of, the Company or any Subsidiary, the benefit provided under this Section 4 to the Participant shall be reduced by the amount of such other severance benefit, and the Participant shall be entitled to receive the greater of such severance benefits only and not any duplicate benefits. Pursuant to Section 5, the Company will provide to a Participant who may be entitled to the severance benefit under this Section 4, on, or within five Business Days after, the Participant’s Date of Termination, a Release for execution and delivery by the Participant.

If the Company’s stock at such time is publicly traded (as determined under Code Section 409A) and Participant is determined to be a “specified employee” (as defined under Code Section 409A) as of the Date of Termination, such lump-sum payment, to the extent not exempt from or excepted under Section 409A, shall be made within five (5) Business Days following the date which is six (6) months after the Date of Termination.

5.	RELEASE: As a condition to the receipt of the severance benefits that are described in Section 4 (the “Termination Benefits”), the Participant must first execute and return to the Company the Release substantially in the form attached hereto as Exhibit A (with such changes to such form as the Company may reasonably require to reflect the circumstances relating to the termination of the Participant’s employment and/or changes in applicable law). The Company shall deliver the Release to the Participant on, or within five (5) Business Days after, the Date of Termination. The Participant must return the executed Release within 21 days of the date of his receipt of the Release unless another time period is required under applicable law. The Company shall also execute the Release; provided, however, that the Company may, in its sole discretion, waive the requirement that the Release be executed by the Participant and the Company as a condition to the Participant’s receipt of the Termination Benefits. Notwithstanding any provision herein to the contrary, unless the Company has waived the requirement for the Participant and the Company to execute the Release (as provided in the preceding sentence), no Termination Benefits shall be payable or provided by the Company unless and until the Release has been executed by the Participant, has not been revoked, and is no longer subject to revocation by the Participant. The Release shall not release any claim or cause of action by or on behalf of Participant for (a) any payment or other benefit that is required under this Policy or an Employment Agreement prior to the receipt thereof, or (b) a breach of this Policy or the Employment Agreement by the Company, except as may otherwise be expressly agreed by Participant.

6.	TAX WITHHOLDING: The Company or a Subsidiary may withhold from all payments due to the Participant (or his Designated Beneficiary or estate) hereunder all taxes which,

by applicable federal, state, local or other law, the Company or a Subsidiary is required to withhold therefrom.

7.	PARACHUTE PAYMENT:

(a)	Any payment or benefit received or to be received by a Participant in connection with a “change of control event” that would constitute a “parachute payment” (each within the meaning of Section 280G of the Code), whether payable pursuant to the terms of this Policy or any other plan, arrangement, or agreement with the Company or Subsidiary (collectively, the “Total Payments”), shall be reduced to the least extent necessary so that no portion of the Total Payments shall be subject to the excise tax imposed by Section 4999 of the Code, but only if, by reason of such reduction, the Net After-Tax Benefit received by the Participant as a result of such reduction will exceed the Net After-Tax Benefit that would have been received by the Participant if no such reduction was made. If excise taxes may apply to the Total Payments, the foregoing determination will be made by the Accounting Firm. The Company will direct the Accounting Firm to submit any such determinations and detailed supporting calculations to both any affected Participant and the Company within 30 days after the Date of Termination or such other date on which a payment becomes due.

(b)	If the Accounting Firm determines that a reduction in payments is required by subsection (a) of this Section 7, the Total Payments shall be reduced in the following order: (i) reduction of any cash severance payments otherwise payable to the Participant that are exempt from Section 409A of the Code; (ii) reduction of any other cash payments or benefits otherwise payable to the Participant that are exempt from Section 409A of the Code, but excluding any payments attributable to any acceleration of vesting or payments with respect to any equity award that are exempt from Section 409A of the Code; (iii) reduction of any other payments or benefits otherwise payable to the Participant on a prorata basis or such other manner that complies with Section 409A of the Code, but excluding any payments attributable to any acceleration of vesting and payments with respect to any equity award that are exempt from Section 409A of the Code; and (iv) reduction of any payments attributable to any acceleration of vesting or payments with respect to any equity award that are exempt from Section 409A of the Code, in each case beginning with payments that would otherwise be made last in time.

(c)	If applicable, the Participant and the Company will each provide the Accounting Firm access to and copies of any books, records and documents in their respective possession, as reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 7. The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by this Section 7 will be borne by the Company.

8.	REIMBURSEMENT OF EXPENSES:

The Company agrees to pay as incurred (within 10 Business Days following the Company’s receipt of an invoice from the Participant) at any time from the Effective Date through the Participant’s remaining lifetime (or, if longer, through the 20th anniversary of the Effective Date), to the full extent permitted by law, all reasonable legal fees and associated expenses which the Participant may reasonably incur as a result of any Dispute or other contest (regardless of the outcome thereof) by the Company, the Participant or others of the validity or enforceability of, or liability under, any provision of this Policy or any guarantee of performance thereof (including as a result of any contest by the Participant about the amount of any payment pursuant to this Policy), plus in each case accrued interest at the applicable federal rate provided for in Code Section 7872(f)(2)(A). The Participant shall be required to repay immediately any such amounts to the Company or a Subsidiary to the extent that a court or an arbitrator issues a final and non-appealable order stating the determination that the position taken by the Participant was frivolous or advanced by the Participant in bad faith, plus accrued interest using the same interest rate.

The Company’s obligation to make the payments provided for in this Policy and otherwise to perform its obligations hereunder shall not be affected by any setoff, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Participant or others.

In order to comply with Code Section 409A, in no event shall the payments by the Company under this Section 8 be made later than the end of the calendar year next following the calendar year in which such fees and expenses were incurred, provided that the Participant shall have submitted an invoice for such fees and expenses at least thirty (30) Business Days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred. The amount of such legal fees and expenses that the Company is obligated to pay in any given calendar year shall not affect the amount of legal fees and expenses that the Company is obligated to pay in any other calendar year, and the Participant’s right to have the Company pay such legal fees and expenses may not be liquidated or exchanged for any other benefit.

9.	SCOPE OF POLICY:

(a)	Nothing in this Policy shall entitle a Participant to continued employment with the Company or any Subsidiary, or shall change any existing policy of the Company or any Subsidiary regarding termination of employees generally. If a Participant’s employment with the Company Group terminates before or after the Protected Period, the Participant shall have no further rights under this Policy.

(b)	This Policy is in addition to, and does not supersede or affect, any Employment Agreement or the Company’s 2007 Long-Term Incentive Compensation Plan or any “Award” (as defined therein) granted thereunder.

10.	SUCCESSORS; BINDING AGREEMENT:

(a)	This Policy shall not be terminated by any Business Combination. In the event of any Business Combination, this Policy shall be binding upon the Surviving or Successor Entity, and such Surviving or Successor Entity shall be treated as the Company hereunder.

(b)	The Company agrees that in connection with any Business Combination, it will cause any Surviving or Successor Entity unconditionally to assume all of the obligations of the Company under this Policy to all Participants. As used in this Policy, the term “Company” shall mean the Company as previously defined and any successor to the Company.

(c)	The amounts payable to a Participant under this Policy shall inure to the benefit of, and may be enforced by, the Participant’s personal or legal representatives, Designated Beneficiary, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Participant should die while any amounts would be payable to the Participant hereunder had the Participant continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Policy to the Designated Beneficiary.

11.	NOTICE: For purposes of this Policy, all Notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given upon delivery in person or by prepaid courier (or upon refusal of such delivery) or, if within the United States, on the fourth Business Day after deposit in the United States mail, certified and return-receipt requested, postage prepaid, addressed as follows:

If to a Participant:	The address listed as the Participant’s current address in the Company’s personnel files.

If to the Company or a Subsidiary:

Vantage Drilling Company 777 Post Oak Blvd., Suite 800 Houston TX 77056 Attention: Vice President and General Counsel

or (in any case) to such other address as the Participant or the Company may have furnished to the other in writing in accordance with this Section 11; except that a Notice of change of address shall be effective only upon receipt.

12.	NO MITIGATION: A Participant shall have no obligation to seek other employment (including self-employment) or take other action by way of mitigation of the amounts payable to the Participant under this Policy, and except as provided in the Release, such amounts shall not be reduced regardless of whether the Participant obtains other employment or becomes self-employed.

13.	RESOLUTION OF DISPUTES AND COSTS:

(a)	Any Dispute arising under or in connection with this Policy that is not resolved pursuant to Section 18 shall be submitted to mandatory and binding arbitration in Harris County, Texas, before a sole arbitrator (the “Arbitrator”) selected from the American Arbitration Association (the “AAA”), and shall be conducted in accordance with the AAA’s Employment Arbitration Rules as in effect at the time of the arbitration (the “AAA Rules”); except that provisional injunctive relief may, but need not, be sought by either a Participant or the Company in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the Arbitrator. Any issue concerning the location of the arbitration; the extent to which any Dispute is subject to arbitration; the applicability, interpretation, or enforceability of this Section 13; and any discovery dispute shall be resolved by the Arbitrator. No potential arbitrator may serve as the Arbitrator unless he or she has agreed in writing to be bound by provisions of this Section 13. To the extent state law is applicable, the Arbitrator shall apply the laws of the State of Texas without regard to its conflicts of law principles.

(b)	Each party to an arbitration will, upon the written request of the other party, promptly provide the other with copies of all documents on which the producing party may rely in support of or in opposition to any claim or defense and a report of any expert whom the producing party may call as a witness in the arbitration hearing. Additional discovery shall be conducted as permitted by the AAA Rules or as may be ordered by the Arbitrator upon a showing of good cause.

(c)	All aspects of the arbitration shall be treated as confidential, and neither the parties nor the Arbitrator may disclose the existence, content or results of the arbitration, except as necessary to comply with legal or regulatory requirements or to enforce any ruling, decision, determination, or award. Before making any such disclosure, a party shall give written notice to all other parties and shall afford such parties a reasonable opportunity to protect their interests.

(d)	Final resolution of any dispute through arbitration may include any remedy or relief which the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties thereto and may be enforced by any court of competent jurisdiction. The Company and Participants acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other in connection with any matter whatsoever arising out of or in any way connected with this Policy.

(e)	The parties shall share all fees and costs payable to the Arbitrator or AAA equally, except that the Company will pay all fees and costs that are unique to arbitration and/or in excess of the costs that would be incurred if the action were filed in a court of competent jurisdiction. All attorneys’ fees, witness fees and other costs shall be paid by the party that incurs those costs and expenses, except to the extent that a party is entitled to recover those costs or expenses under applicable law as determined by the Arbitrator.

(f)	Notwithstanding the foregoing in this Section 13, the parties to any dispute or controversy may mutually agree to mediate any Dispute before or following submission to arbitration.

(g)	Any court, tribunal or arbitrator which adjudicates any Dispute between a Participant and the Company, or any of their respective delegates or successors, in respect of a Participant’s employment or termination of Employment, will apply a de novo standard of review to any determinations made by such person. Such de novo standard shall apply notwithstanding the grant of full discretion hereunder to any such person or characterization of any such decision by such person as final, binding or conclusive on any party.

14.	SURVIVAL: The respective obligations of and benefits afforded to the Company and each Participant shall survive the termination of this Policy to the extent necessary to give full effect to this Policy before such termination.

15.	GOVERNING LAW; VALIDITY: THE INTERPRETATION, CONSTRUCTION, PERFORMANCE, AND ENFORCEMENT OF THIS POLICY SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO THE PRINCIPLE OF CONFLICTS OF LAWS, AND APPLICABLE FEDERAL LAWS. THE INVALIDITY OR UNENFORCEABILITY OF ANY PROVISION OF THIS POLICY SHALL NOT AFFECT THE VALIDITY OR ENFORCEABILITY OF ANY OTHER PROVISION OF THIS POLICY, AND SUCH OTHER PROVISIONS SHALL REMAIN IN FULL FORCE AND EFFECT.

16.	REVIEW, AMENDMENT, AND TERMINATION: This Policy and those employees of the Company Group who are Participants may be reviewed at any time, and shall be reviewed at least annually, by the Committee. The Committee or the Board may amend or terminate the Policy at any time, without any prior written notice to any Participant; except that during the Protected Period for any particular Participant, the Policy cannot be amended or terminated in any manner which is adverse to the interests of such Participant without the express written consent of such Participant. No amendment, termination or other modification of this Agreement shall be effective unless stated in a writing that is duly adopted by the Committee or the Board.

17.

INTERPRETATION AND ADMINISTRATION: The Policy shall be administered by the Committee, subject to any withdrawal of such authority by the Board (in which case, the Board shall have such authority). The Committee and the Board shall have the authority in its sole and absolute discretion to (a) exercise all of the powers granted to it under this Policy, (b) construe, interpret and implement this Policy, (c) prescribe, amend and rescind rules and regulations relating to this Policy, (d) make all determinations necessary or advisable in administration of this Policy, (e) correct any defect, supply any omission and reconcile any inconsistency in the Policy, and (f) amend this Policy to reflect changes in or interpretations of applicable law, rules or regulations.

18.	CLAIMS AND APPEALS: Participants may submit claims for benefits by giving Notice to the Company pursuant to Section 11. If a Participant believes that he or she has not received coverage or benefits to which he or she is entitled under this Policy, the Participant may notify the Committee in writing of a claim for coverage or benefits. If the claim for coverage or benefits is denied, in whole or in part, the Committee shall notify the applicant in writing of such denial within 30 days (which may be extended to 60 days under special circumstances), with such notice setting forth: (a) the specific reasons for the denial; (b) the provisions of this Policy upon which the denial is based; (c) any additional material or information necessary for the applicant to perfect the claim; and (d) the procedures for requesting a review of the denial. Upon a denial of a claim by the Committee, the Participant may: (i) request a review of the denial by the Committee or, where review authority has been so delegated, by such other person or entity as may be designated by the Committee for this purpose; (ii) review any Policy documents relevant to the claim; and (iii) submit issues and comments to the Committee or its delegate that are relevant to the review. Any request for review must be made in writing and received by the Committee or its delegate within 60 days of the date the applicant received notice of the initial denial, unless special circumstances require an extension of time for processing. The Committee or its delegate will make a written ruling on the applicant’s request for review setting forth the reasons for the decision and the provisions of this Policy upon which the denial, if appropriate, is based. This written ruling shall be made within 30 days of the date the Committee or its delegate receives the applicant’s request for review unless special circumstances require an extension of time for processing, in which case a decision will be rendered as soon as possible, but not later than 60 days after receipt of the request for review. All extensions of time permitted by this Section 18 will be permitted at the sole discretion of the Committee or its delegate. If the Committee does not provide the Participant with written notice of the denial of the appeal of a denied claim, the Participant’s claim shall be deemed denied at the end of such appeal period.

19.	TYPE OF POLICY: This Policy is intended to be, and shall be interpreted as, (a) an unfunded employee welfare plan under Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Section 2520.104-24 of the Department of Labor Regulations, maintained primarily for the purpose of providing employee welfare benefits, but only to the extent that it provides welfare benefits, and (b) under Sections 201, 301 and 401 of ERISA, as a plan that is unfunded and maintained primarily for the purpose of providing deferred compensation, to the extent that it provides such compensation, in each case for a “select group of management or highly compensated employees” as described in ERISA. To the extent applicable as determined by the Committee, the Policy shall be construed as a “bonus program” that is excepted from coverage under ERISA.

20.	NO DUPLICATION OF BENEFITS: Except as otherwise expressly provided in this Policy, this Policy shall be construed and administered in a manner which avoids duplication of compensation and benefits which may be provided under any other plan, program, policy, or other arrangement of the Company Group. In the event a Participant is covered by any other plan, program, policy, individually negotiated agreement or other arrangement including, without limitation, any Employment Agreement, as in effect as of his or her Date of Termination, that may duplicate the Termination Benefits described in Section 4, the Company is specifically empowered to reduce or eliminate only the duplicative payments or other benefits provided for under this Policy, and Participant shall be entitled to receive the greater of such benefits only and not any duplicate severance benefits. In taking such action, the Company will be guided by the principles that (a) such a Participant will otherwise be treated no more and no less favorably than are other Participants who are not covered by such other plan, program, policy, individually negotiated agreement or other arrangement, and (b) the provisions of such other plan, program, policy, individually negotiated agreement or other arrangement (including a special individual pension, a special deferral account and/or a special equity based grant) which are not duplicative of the benefits provided for in Section 4 will not be considered in determining elimination and/or reductions in benefits under this Policy. In the event that the provision of any benefit under this Policy, rather than a duplicative benefit under an Employment Agreement or any other arrangement, would constitute an impermissible acceleration or deferral of compensation for purposes of Code Section 409A, then the portion of such benefit that is equal to the severance benefit provided under the Employment Agreement or other arrangement shall be provided in the same form and at the time as specified in the other arrangement.

21.	NONASSIGNABILITY: Benefits under this Policy may not be assigned by any Participant. The terms and conditions of this Policy shall be binding on the successors and assigns of the Company and any adopting Subsidiary.

22.	INTERPRETIVE MATTERS: In the interpretation of this Policy, except where the context clearly otherwise requires:

(a)	“including” or “include” does not denote or imply any limitation;

(b)	“or” has the inclusive meaning “and/or”;

(c)	the singular includes the plural, and vice versa, and each gender includes each of the others;

(d)	captions or headings are only for reference and are not to be considered in interpreting the Policy;

(e)	“Section” refers to a Section of the Policy, unless otherwise stated in the Policy;

(f)	“month” refers to a calendar month; and

(g)	a reference to any statute, rule, or regulation includes any amendment thereto or any statute, rule, or regulation enacted or promulgated in replacement thereof.

23.	CODE SECTION 409A:

(a)	Notwithstanding anything to the contrary in this Policy, with respect to any amounts payable to a Participant under this Policy in connection with a termination of the Participant’s employment that would be considered “non-qualified deferred compensation” that is subject to Section 409A of the Code, in no event shall a termination of employment be considered to have occurred under this Policy unless such termination constitutes the Participant’s “separation from service” with the Company Group as such term is defined in Treasury Regulation Section 1.409A-1(h), and any successor provision thereto (“Separation from Service”).

(b)	Notwithstanding anything to the contrary in this Policy, to the maximum extent permitted by applicable law, the severance payment payable to the Participant pursuant to this Policy shall be made in reliance upon Treasury Regulation Section 1.409A-1(b)(9)(iii) (relating to separation pay plans) or Treasury Regulation Section 1.409A-1(b)(4) (relating to short-term deferrals). However, to the extent any such payments are treated as “non-qualified deferred compensation” subject to Section 409A of the Code, and if the Participant is deemed at the time of his Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, then to the extent delayed payment of the Severance Benefit to which the Participant is entitled under this Policy is required in order to avoid a prohibited payment under Section 409A(a)(2)(B)(i) of the Code, such severance payment shall not be made to the Participant before the earlier of (A) the expiration of the six-month period measured from the date of Participant’s Separation from Service or (B) the date of Participant’s death. Upon the earlier of such dates, all payments deferred pursuant to this Section 23(b) shall be paid in a lump sum to the Participant (or to the Participant’s Designated Beneficiary in the event of death).

(c)	The determination of whether the Participant is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his Separation from Service shall be made by the Company in accordance with the terms of Section 409A of the Code, and applicable guidance thereunder (including Treasury Regulation Section 1.409A-1(i) and any successor provision thereto).

(d)

Notwithstanding anything to the contrary in this Policy or in any separate Company policy with respect to such payments, any in-kind benefits and reimbursements provided under this Policy during any tax year of the Participant shall not affect in-kind benefits or reimbursements to be provided in any other tax year of the Participant and are not subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary in this Policy, reimbursement requests must be timely submitted by the Participant, and if timely submitted, reimbursement payments shall be made to the Participant as soon as administratively practicable following such submission in accordance with the Company’s policies regarding reimbursements, but in no event later than the last day of the Participant’s taxable year following the taxable year in which the expense was incurred. This Section 23(d) shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to the Participant.

(e)	This Policy is intended to be written, administered, interpreted and construed in a manner such that no payment under this Policy become subject to (i) the gross income inclusion set forth within Section 409A(a)(1)(A) of the Code or (ii) the interest and additional tax set forth within Section 409A(a)(1)(B) of the Code (collectively, “Section 409A Penalties”), including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of Section 409A Penalties. For purposes of Section 409A of the Code (including for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), each payment that the Participant may be eligible to receive under this Policy shall be treated as a separate and distinct payment and shall not collectively be treated as a single payment.

24.	ADOPTING EMPLOYER: Each Subsidiary shall automatically be an adopting employer of this Policy without the need for any further action by the Company or such Subsidiary, unless otherwise expressly stipulated in writing by the Board at a time prior to the Protected Period with respect to such Subsidiary or any particular employee or Participant who is employed by the excluded Subsidiary.

25.	NO EXCLUSIVITY: Except as expressly provided herein, this Policy shall not prevent or limit the Participant’s participation in any plan or program of the Company or an Affiliate for which the Participant qualifies, nor shall it impair any rights that the Participant may have under any other plan, program, contract or agreement with the Company or an Affiliate.

26.	SEVERABILITY AND REFORMATION: It is the desire of the Company that this Policy be enforced to the maximum extent permitted by law, and should any provision contained herein be held invalid or otherwise unenforceable by a court of competent jurisdiction or arbitrator (pursuant to Section 13), such provision shall be reformed to create a valid and enforceable provision to the maximum extent permitted by law; provided, however, if such provision cannot be reformed, it shall be deemed ineffective and deleted herefrom without affecting any other provision of this Policy which shall remain fully enforceable. This Policy should be construed by limiting and reducing it only to the minimum extent necessary to be enforceable under then applicable law.

27.	EFFECTIVE DATE: This Policy shall be effective as of the date of its approval by action of the Committee, which effective date was November 29, 2010.